Exhibit 99.1
CORPORATE PARTICIPANTS

Steven Nielsen Dycom Industries Inc - President and CEO

Rick Vilsoet Dycom Industries Inc - General Counsel

Drew DeFerrari Dycom Industries Inc - SVP and CFO

CONFERENCE CALL PARTICIPANTS

 Richard Paget Imperial Capital - Analyst

 Saagar Parikh KeyBanc Capital Markets - Analyst

 James Kitchell Goldman Sachs - Analyst

 Adam Thalhimer BB&T Capital Markets - Analyst

 Simon Leopold Raymond James & Associates - Analyst

 John Rogers D.A. Davidson & Co. - Analyst

 Christian Schwab Craig-Hallum Capital Group - Analyst

 Alex Rigiel FBR Capital Markets - Analyst

 Noelle Dilts Stifel Nicolaus - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, thank you for standing by, and welcome to the Dycom Results Conference Call. For the conference, all the participants are in a listen-only mode. There will be an opportunity for your questions. Instructions will be given at that time.

(Operator Instructions)

As a reminder, today's call is being recorded. With that being said, I'll turn the conference now over to your host, Mr. Steven Nielsen. Please go ahead, sir.

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Thank you, John. Good morning, everyone. I'd like to thank you for attending this conference call to review our acquisition of Quanta Services’ telecommunications infrastructure services subsidiaries, as well as our first-quarter fiscal 2013 results. During the call, we will be referring to a slide presentation, which can be found on our website, www.dycomind.com under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to Slide 2, today we have on the call, Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick?

 Rick Vilsoet - Dycom Industries Inc - General Counsel

 Thank you, Steve. Referring to Slide 3, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those relating to the pending acquisition of Quanta Services’ telecommunications infrastructure subsidiaries announced yesterday, are based on management's current expectations, estimates, and projections, and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 28, 2012, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Thanks, Rick. Moving to Slide 4. Yesterday, we announced after the markets closed our execution of a definitive stock purchase agreement to acquire Quanta Services’ telecommunications infrastructure services subsidiaries for approximately $275 million in cash. These subsidiaries represent substantially all of Quanta's domestic telecommunications infrastructure services operations. The purchase will be financed through a new $400-million, senior secured credit facility. It is expected to close, subject to customary closing conditions, by December 31, 2012.

Going to Slide 5. This acquisition strategically strengthens our customer base, geographic scope and technical services offerings, reinforces our rural engineering and construction capabilities, wireless construction resources, and broadband construction competencies; and creates scale, as industry announcements indicate customer expenditures will be growing. It takes advantage of a very attractive financing environment to drive strong investment returns, and most importantly, brings us an experienced management team with a solid industry reputation.

Moving to Slide 6. The acquired subsidiaries operate nationwide from principal business locations in Arizona, California, Florida, Georgia, Minnesota, New York, Pennsylvania, and Washington. They are currently serving over 300 customers in 49 states, and employ more than 2,400 personnel. For the trailing 12-month period of September 30, these subsidiaries generated revenues of approximately $535 million, of which approximately $138 million related to projects funded in part by the American Recovery and Reinvestment Act. Most importantly, these businesses have individually provided literally decades of dedicated service to our joint customers. We are proud to add them to our company.

Going to Slide 7. These charts represent the enhanced customer relationships and increased customer diversity created by this transaction. We believe the scale created is well timed to take advantage of emerging growth opportunities, and to provide even better service to our combined customers.

Moving to Slide 8. Financing for this acquisition will be provided by a new, five-year, $400-million senior secured credit facility, consisting of a $125-million term loan A and a revolver. The new facility contains terms and covenants reflecting a larger combined business, and we expect ample cash flows to reduce borrowings in the near to intermediate term. The acquisition is structured as a purchase of assets for tax purposes, and accordingly, produces attractive and substantial cash tax benefits. As a result of all of these factors, we will possess a strong balance sheet and ample liquidity post closing.

Going to Slide 9. Looking ahead, we expect calendar year 2013 revenue for the acquired subsidiaries to range from $400 million to $450 million; one-time transaction and integration costs of approximately $12 million to $15 million; and excluding one-time costs, we are currently expecting $0.05 to $0.10 per share of earnings accretion on a first-year basis, after substantial first-year non-cash amortization expense. In sum, we are pleased to grow our company in a time of increasing opportunities, with a strong complementary management team and dedicated employees.

Now, moving to Slide 11, and a review of our first-quarter fiscal 2013 results. As you review these results, please note that we have included Adjusted EBITDA, certain revenue amounts excluding storm restoration services, certain expense amounts excluding acquisition-related costs and Adjusted Earnings Per Share, all of which are non-GAAP financial measures to our release and comments. See slides 19 through 22 for a reconciliation of the non-GAAP measures to the GAAP measures in the slide presentation provided for this call.

Revenue for the quarter increased year-over-year to $323.3 million, an increase of 1.2%. After excluding storm restoration services of $3.7 million from the year-ago quarter, revenue grew 2.4%. Volumes during the quarter were solid from telephone companies as a whole, with some companies growing meaningfully, while all carefully managed routine capital and maintenance expenditures. And spending by cable customers also increased year-over-year, in line with spending by telephone companies. Gross margins increased by 33 basis points year over year, reflecting improved operating trends; and general and administrative expenses were up slightly as a percentage of revenue year over year, reflecting increased non-cash compensation due to the timing and type of employee equity awards in recent periods, offset in part by continued good cost discipline.

All of these factors produced Adjusted EBITDA of $40.4 million for the first quarter, or 12.5% of revenue. Net income of $0.36 per share for the first quarter declined from last year's earnings per share of $0.38, reflecting higher non-cash compensation expenses and less other income, as we reduced the amount of assets we sold during the quarter. After $27.7 million in operating cash flow in the quarter, liquidity was solid with cash and availability under our current credit facility totaling $236 million, after repurchasing 1,047,000 shares of common stock at an average price of $14.52.

Going to Slide 12. During the quarter, we experienced the effects of a steady industry environment, revenue from CenturyLink was $44.4 million, or 13.7% of revenue. CenturyLink grew 8.4%. AT&T was our second-largest customer at 13.5% of total revenue, or $43.7 million. Revenue from Comcast was $41.2 million, or 12.7% of revenue. Comcast was our third-largest customer and grew over 1.3% year over year. Verizon was Dycom's fourth-largest customer for the quarter at 10.2% of revenue, or $33 million. Revenue from Windstream was $30.3 million, or 9.4% of revenue. All together, our revenue grew 2.4% after excluding storm restoration services, representing our seventh consecutive quarter of organic growth. Our top five customers combined represented 59.6% of revenue, growing 1.8% organically, while all other customers increased 3.1%.

Now, moving to Slide 13. Backlog at the end of the first quarter was $1.376 billion, versus $1.565 billion at the end of the fourth quarter, a decrease of approximately $189 million. Of this backlog, approximately $822 million is expected to be completed in the next 12 months. Both backlog calculations were in line year over year, reflecting solid performance as we continue to book new work and renew existing work, and look forward to substantial future opportunities.

With AT&T, we secured a new, three-year construction and maintenance services agreement in South Carolina, as well as extending for three years an existing South Carolina agreement. For Charter, we secured an improvement project in Alabama; with Time Warner, we secured a one year facility locating agreement in California; from Questar, several pipeline construction projects in Utah. And finally, we secured rural broadband projects in a number of states, including Kentucky, Georgia, North Carolina, and Missouri. Head count declined slightly during the quarter to 8,001. Now, I will turn the call over to Drew for his financial review.

 Drew DeFerrari - Dycom Industries Inc - SVP and CFO

 Thanks Steve, and good morning everyone. As a reminder, in today's conference call materials there is disclosure of certain non-GAAP measures, including items such as organic revenue growth and Adjusted EBITDA. In the materials we have provided a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Going to Slide 14. Contract revenues for Q1 of 2013 were $323.3 million, and we experienced solid growth from telecommunication customers up to $279 million, or growth of over 7% after excluding approximately $3.7 million of storm related revenues from the year-ago period. Net income non-GAAP for the current quarter was $12.3 million, or $0.36 per share, compared to net income of $13.0 million, or $0.38 per share for Q1-12.

Turning to Slide 15. Revenue grew 2.4% after excluding storm revenues from Q1-12, from growth within existing contracts and from rural broadband projects. Adjusted EBITDA non- GAAP was at $40.4 million, or 12.5% of revenue, and consistent on a year-over-year basis. On the cost side, margins increased 33 basis points year over year, from improved operating performance. Other income decreased $1.3 million as a result of lower asset sales in the current period.

Turning to Slide 16. Our financial condition is strong and our liquidity is robust. We ended the period with approximately $54.7 million of cash on hand, and operating cash flows were strong, at $27.7 million. Capital expenditures net of disposals were $10.5 million for the quarter; gross CapEx was approximately $12.5 million. On our senior credit facility there were no borrowings outstanding, and we ended the period with full availability, after providing for $44.1 million of outstanding letters of credit. During the quarter, we repurchased 1,047,000 shares of our common stock on the open market for approximately $15.2 million, or $14.52 per share. At the end of Q1, 2013, we had approximately 32.6 million shares of common stock outstanding. On a fully diluted basis, weighted average shares were approximately 33.7 million shares.

As Steve mentioned, we will finance the announced acquisition through a new, five-year $400 million credit facility, with terms and covenants that reflect the larger combined business. We believe the cash flows of our larger combined business will be used to reduce borrowings in the near to intermediate term. Also, since the acquisition is treated as an asset purchase for tax purposes, we will get a step-up basis of the assets, and we expect to have tax-deductible amortization near $10 million annually over 15 years. The present value of the cash tax effect of this amortization is substantial, and reflected in our valuation of the business. Now I will turn the call back to Steve.

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Thanks, Drew. Going to Slide 17. In summary, within a slowly growing economy we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintained solid customer relationships throughout our markets. We continued to win projects and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and  after recent announcements, appear poised to strengthen.

Industry participants continue to aggressively extend fiber networks for wireless back haul services. These services are now planned for micro cells as well as macro cells. Broadband stimulus funding is supporting rural telecommunications network construction. Recent federal regulatory changes are expected to further support this trend. Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Interestingly, one very large telephone company has also announced it is extending its fiber network to multi-tenant business buildings -- in fact, to 1,000,000 locations. Wireless carriers are upgrading to 4G technologies, creating meaningful growth opportunities in the near to intermediate term, as well as planning to increase macro cell density. And finally, telephone companies are deploying fiber to the home or node technologies to enable video offerings -- in fact, in one notable and very significant instance, have announced a re-acceleration in spending over the next three years.

Across all of these opportunities, we have increased profitable market share as our customers are consolidating vendor relationships and rewarding scale. Our acquisition will support this trend. In sum, we believe that our leading presence and soon-to-be-enhanced scale enables us to meaningfully take advantage of industry developments. Among service providers of our size or larger, we believe we are uniquely positioned, managed, and capitalized, to meaningfully experience an improving industry environment to the benefit of our shareholders.

Now, moving to Slide 18. As we look ahead to a solid industry environment, our expectations reflect the following views. Please note these expectations regarding revenue and operating results exclude the effects of our announced acquisition. Revenues which are improving year-over-year, excluding storm restoration services, margins, general and administrative expenses and other income in line with previous expectations. Subject to our pending acquisition, strong cash flows dedicated to debt repayment; and finally, we are confident that solid operations will continue for a sustained period. Accordingly, we expect for the second quarter of fiscal 2013 revenues which are slightly up year over year, after excluding approximately $9 million from storm restoration services associated with Hurricane Sandy; gross margins up 75 to 100 basis points year over year; general and administrative expenses which decline slightly on a sequential basis, reflecting lower stock-based compensation expense. Depreciation and amortization, which is slightly down on a sequential basis; and other income which decreases sequentially by approximately $800,000 from the first quarter of 2013.

As the nation's economy continues to grow slowly, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives which in some cases they are re-accelerating. We remain confident in our strategies, the prospects for our company, the capabilities of our dedicated employees, and the experience of our management team, who have grown our business and capitalization many times before. We are excited to add the significant strengths of our soon-to-be-acquired subsidiaries to our own. Now John, we will open the call for questions.

QUESTION AND ANSWER

Operator

 (Operator Instructions)

Richard Paget, Imperial Capital.

 Richard Paget - Imperial Capital - Analyst

 I wonder if you could talk a little bit more about your expectations for the acquired business going forward. Given your guidance, it looks like there's going to be a bit of drop off on revenues. But if I look at the backlog for the Quanta business, it seems like it's relatively steady. Was there a big contract in there? Then, what about margin expectations going forward? It looks like EBITDA margins have improved in that business, and it's somewhat similar to where yours are. Do expect those to hold, and are there any synergies you are going to be able to boost profitability in that, going forward?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Sure, Richard. Just a couple things to note. In Quanta's segment disclosure, it's not exactly correlated to the businesses that we're buying. They're slightly different, which is why we've been careful as to how we characterize what we're acquiring. Also, in their segment disclosure they do not push back some general corporate expenses, which we will be dealing with as part of the transaction. I think what we're thinking about next year is, they have a substantial piece of business that's stimulus, that's why we identified that. We see that coming out through the year.

We actually think if you re-base the business ex-stimulus, we see growth opportunities next year. We're confident that after we get through the integration phase, because this is a large acquisition, that we will be able to deploy certain best practices and other approaches to the business that will enable us to grow their margins over time. In fact, if you kind of think about our margins as more of a construction versus installation and locating, we actually have a little better margins in our construction businesses than in what we're acquiring. We think that's an opportunity to create value going forward.

 Richard Paget - Imperial Capital - Analyst

 Okay. A couple more, I guess, nuts and bolts on the acquisition. The $12 million to $15 million in acquisition expenses, is that mostly going to be in the calendar first quarter of next year, or is it going to be spread out a little bit? Then, Drew, if you could give us the interest rates on the term loan and the revolver? Finally, maybe you could talk a little bit more about the genesis of the deal? Did they approach you, did you approach them? How did everything kind of come together?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Sure. Drew, why don't you work through the integration and transaction costs.

 Drew DeFerrari - Dycom Industries Inc - SVP and CFO

 Sure. Richard, on the acquisition costs, we expect approximately $7 million in the quarter related to the transaction. As far as on the financing side, the financing is expected at LIBOR plus 200, right in that range.

 Richard Paget - Imperial Capital - Analyst

 That's both on the term and the revolver?

 Drew DeFerrari - Dycom Industries Inc - SVP and CFO

 That's correct.

 Steven Nielsen - Dycom Industries Inc - President and CEO

 That's correct. As you could see, a pretty attractive interest rate given where LIBOR is right now.

 Richard Paget - Imperial Capital - Analyst

 Yes.

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Very accretive, economically. I think with respect to the discussions, I think what we'd say is that we had some preliminary discussions that started over the summer. Those accelerated in the last six weeks. I think it was a good process, where we're both working together to a good outcome for both of us.

 Richard Paget - Imperial Capital - Analyst

 All right, thanks. I'll get back in queue.

Operator

 Saagar Parikh, KeyBanc.

 Saagar Parikh - KeyBanc Capital Markets - Analyst

 Quickly off your last answer, is there anything changed -- does anything change within the last three months, six months, nine months, that made you more comfortable, or made you think -- okay, let me go get -- let us go and look for a bigger acquisition to add on to our wireline businesses?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Yes. I think there's a couple things to keep in mind. We highlighted that in our comments. This is as a group of companies that Quanta acquired, for the most part, in the late 1990s. They are very strong subsidiaries. They have histories that go back like ours do, for literally for decades. We looked at this as kind of an opportunistic potential, to really take a look at some businesses that got some very good management when they were originally acquired. That management is still with the businesses today. I think about this is really another great opportunity to get together with some folks that I looked at their businesses 10, 12, 15 years ago.

I think in terms of the overall environment, clearly the AT&T announcement on November 7, with an incremental $14 billion of CapEx, of which it's both wireless and wireline, as well as all of the cable company announcements highlighting increased spending in their business area, tells us that this is a good time to create scale. It's a good time to get together with management teams that have decades-long reputations in the market place. When presented with that opportunity, we thought it was the right thing to do for shareholders.

 Saagar Parikh - KeyBanc Capital Markets - Analyst

 All right, perfect. A follow-up on -- data has been showing that US housing market is slowly and gradually coming back. I'm assuming -- just because you guys have a pretty nice opportunity once the market does come back, if it does in 2014, 2015, can you just talk about US housing or the housing market in general has positively impacted you guys in the past, and then what you see going forward with this acquisition?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Well, we clearly -- we've always had a component of our business that we identified as anywhere from 6%, 8%, 9% of the business that was directly impacted by housing. The housing bust of ‘08 and ‘09 and ‘10 essentially, took that out of the business. It also reduced household formation that and business formation that drove other indirect impacts on our revenue. Clearly, as that business comes back, that will create opportunities to deploy networks. It will also increase household and business formation that will drive activity across all of our businesses. In fact, some of the acquired businesses are in markets that we think are pretty attractive -- west coast, the southwest, Colorado, other portions of the east coast that we overlap and serve, where there will be synergies. We think housings important.

 Saagar Parikh - KeyBanc Capital Markets - Analyst

 Steve, is there a way to quantify that indirect impact you guys have had in the past, in terms of revenue percentage?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 If you say direct is -- call it 6%, 7%, 8%, 9% -- indirect could be a substantial portion of that again. When our customers grow subscribers, grow customers, they feel better about CapEx. They feel better about improving their network and spending more dollars on it. There's nothing like household formation, if you're a telephone or cable company and are growing your business that will spur you to think about additional investment.

 Saagar Parikh - KeyBanc Capital Markets - Analyst

 Last question, and I'll hop back into queue. With your share buy-back, you guys bought back a good portion, $15 million or so in the quarter. I think that leaves around $11 million or $12 million remaining. With the acquisition and with you guys wanting to pay off the interest that you'll be taking -- or the additional debt you'll be taken on -- should we think that share buy-backs will be put on the side now, for a little bit at least?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 We actually, I believe, after this $15 million, have about $22 million, 23 million left. This is a big acquisition. We've got lots of activity. The Company's been very busy. When it closes, we're going to be focused on integrating the businesses, taking advantage of some opportunities, and de-levering. This is a great time of year for us to do this acquisition, because it's the strongest seasonal period for generating operating cash flow. We think we can make a nice dent in the leverage coming right out of the closing. We feel good about de-levering the business.

I think the other point to make with respect to share re-purchases, we've reduced the share count now from 41 million to a little bit over 32 million. That makes this deal more attractive from an accretion perspective to our shareholders. It was part of a long-term plan over the last three years for which this acquisition was even better, based on share re-purchase and capital allocation decisions we've made in the past.

 Saagar Parikh - KeyBanc Capital Markets - Analyst

 Sounds great. Thank you very much.

Operator

 James Kitchell, Goldman Sachs.

 James Kitchell - Goldman Sachs - Analyst

 Good morning. I was curious if you could give us a sense of -- I know you talked about what your expectation for the revenue contribution for the acquired business is going to be over the coming 12 months, but is there any way -- can you talk at all about what you think the EBITDA contribution for the business will be?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Yes, I think what we're modeling is that when we get everything fully allocated, we kind of see a double-digit EBITDA margin. We've got a lot of integration efforts to undertake, and we're not going to be aggressive on that. If you take our revenue expectations and kind of think $40 to $45 million of EBITDA, that's where we see the business in calendar ‘13.

 James Kitchell - Goldman Sachs - Analyst

 Okay, great. It's also reasonable, I guess in that context, to anticipate that the Company's net leverage ratio, in terms of net debt to EBITDA on a pro forma basis, is likely to be somewhere in that 2 to 2.5 times range. Is that pretty reasonable?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Yes. This is a business that de-levers pretty quickly. The other thing is, based on the tax benefit, we start saving tax dollars the day we close, which are substantial given the way the transaction was structured.

 James Kitchell - Goldman Sachs - Analyst

 Okay, great. The only other question I had, I just wanted to clarify that this is the case. As you sort of move from the LTM's for a revenue number that your shared in the press release, to the sort of calendar 2013 expectation that you've set -- after that, is it fair to think that $400 million to $450 million is sort of a new base line for the business from which you can grow, or is there more stimulus-related business that's going to sort of continue to roll out of the revenue over time in subsequent periods?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 That's a good solid base line. We see opportunities in our legacy business, and we see opportunities in the acquired business. It is hard to underestimate over the next three or four years the impact of AT&T's announcement, not only on their own spending, but as other participants in the industry react to that and think about what's best for them, as well as an improvement in the housing industry. I mean, just to give you some sense of the geographic scale of the combination, with some limited gaps we will be able to drive from our office here in West Palm Beach to Lake Erie through territory that we serve for a cable operator or phone company. This is a pretty significant footprint that we've acquired, which will lever us to more general economic improvement, particularly in housing.

 James Kitchell - Goldman Sachs - Analyst

 Great. Thank you very much for the information.

Operator

 Adam Thalhimer, BB&T Capital Markets.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 With regards to the AT&T infrastructure spend, how would you compare that to kind of previous telco spending initiatives?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 I think if you think about the magnitude of the number over a three-year period, it's actually between wireless and wireline larger than the peak years of FIOS, so it's pretty significant there. I also think it's a great opportunity with AT&T. They have some great plans that they've laid out for shareholders and their customers. But clearly, when they set a course across 22 states, there are certainly things that are going to impact other providers. I think you see that in some of the announcements. Clearly, the cable companies are accelerating their approach to business services. That's a great thing for us. I think you'll see other phone companies, particularly CenturyLink, who's identified their Prism TV offering as something that they'd also like to accelerate.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Great. How should we think about the timing of the AT&T spend? Does it feel like they're ready to go in Q1 of 2013, or is it something where it takes them longer to get everything in order before they really start to ramp up spending?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 I think it will accelerate through calendar 2013. I can tell you that right after the announcement, they actually had some engineering RFPs that the industry was talking about. They've been thinking about it. As AT&T highlighted in their presentation, these are all technologies that they've rolled out before, they know how to do. This is not something that they're going to be initiating for the first time. They are a very well-led company. If they say they can get it done, I'm sure they will get started soon.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Okay. Two questions on the deal. Can you give us a sense of how much non-cash amortization there is in year one, and how that changes in the out years?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Sure.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Also, what kind of cash flow do you expect from the acquired businesses, including the tax benefit?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Okay. Go ahead, Drew.

 Drew DeFerrari - Dycom Industries Inc - SVP and CFO

 Sure. Adam, on the non-cash amortization, we're thinking these are preliminary -- but we're thinking about it from a modeling perspective about $15 million to $17 million in the first period.

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Pre-tax.

 Drew DeFerrari - Dycom Industries Inc - SVP and CFO

 Pre-tax. That falls down to about $10 million to $12 million, and then kind of levels out over the remainder.

 Steven Nielsen - Dycom Industries Inc - President and CEO

 In terms of the cash flow, Adam, I'm not exactly sure how to think about it. We talked earlier about the $40 million to $45 million of EBITDA. The tax benefit is available to us irrespective of where the cash flow comes from. Because we file a consolidated tax return, that $10 million in deduction will come through to us on Dycom -- legacy Dycom's earning's, plus the acquired companies. It's just an after-tax benefit.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Okay, great. Thank you very much.

Operator

 Simon Leopold, Raymond James.

 Simon Leopold - Raymond James & Associates - Analyst

 Thank you. Wanted to see if we could just get a couple of housekeeping items out of the way first -- specifically, the split between cable and telco; then, the customers 6 through 10, if you might?

 Drew DeFerrari - Dycom Industries Inc - SVP and CFO

 Great. Thanks Simon, this is Drew. Telco was at 58.6%; cable was at 28.7%. Six through 10 are Charter at 6.8%; Time Warner Cable at 5.0%; Frontier at 1.8%; Bright House Networks at 1.7%; and then Cablevision at 1.3%.

 Simon Leopold - Raymond James & Associates - Analyst

 Great, thank you. I'm just wondering how you're thinking about your organic growth in calendar 2013, because you've kind of set a level for the acquired business. Just wondering if we could get a framework for what kind of growth rates you're thinking about organically?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 We think the trend improves from where we are here at kind of 1% or 2%. It's difficult to tell, as the previous question raised, exactly when AT&T kicks in. I would also tell you that there's more discussion in the cable industry around projects for next year than we have seen in quite some time. There was a show -- industry show -- about a month ago. All of our folks were encouraged about the number of in-bound inquiries we got about projects for ‘13. We're going to still be tempered in our expectations. We've got a lot of work to do on integration, but we believe we do it with a back drop that's positive.

 Simon Leopold - Raymond James & Associates - Analyst

 Okay. When we think about modeling the acquired business, how should we think about incremental SG&A costs? How do you expect to split the expenses between your cost of goods and your operating expenses?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Simon, everything is still preliminary, as we work through signing the closing period. We'll provide an update with more granularity after closing. What I would say generally is that their businesses are very similar to our businesses, and that over time, we don't see anything structural in the way they're managed that would tell you that their margin profile over a year or two period won't converge with our existing structure -- margin structure. In fact, hopefully we'll get better together than we were separately.

 Simon Leopold - Raymond James & Associates - Analyst

 I get -- part of what's behind that question is I'm just wondering if you've got a synergy aspect, in terms of SG&A, or whether we should just assume that you will pick up their SG&A percentage as it's relative and incremental.

 Steven Nielsen - Dycom Industries Inc - President and CEO

 I think the issue, Simon, for modeling for the street is once again, the segment is not exactly identical to what we're acquiring. As the segment disclosure notes, there are some general corporate costs that they did not push down those segments. From our perspective, we're not modeling any synergies, based on kind of those results that we gave you. Once again, we know there will be. We'll go back and renegotiate vendor agreements for scale. We'll do other things that will drive those synergies, but they're not -- this is not a simple strategy where you take out a layer of overhead, which is not the plan, and have that coming out of the deal, just because it is a carve-out of a larger public company.

 Simon Leopold - Raymond James & Associates - Analyst

 Okay, and then just one last one. Just wondering if you've got some way to quantify or identify any potential overlap in terms of revenue business opportunities, where there are certain markets where you might have been bidding against the planned acquired business? Just trying to think about how much revenue cannibalization there might be?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 I think one of the great things about this deal that we identified in our preliminary discussions was that over the last 10 years, we couldn't identify it on either side where we had taken a meaningful contract opportunity from the other party. It's a big industry. We both had scale. But we had picked different geographies, in some cases, to focus on. Really, we don't see cannibalization. In fact, we think particularly in the resources that they put together for wireless, we think that our relationships may be able to accelerate some growth opportunities in that part of the business. We don't see any cannibalization. In fact, we filed for Hart-Scott earlier in October. It cleared last week. There are no anti-trust issues associated with closing.

 Simon Leopold - Raymond James & Associates - Analyst

 Great. Thank you very much.

Operator

 John Rogers, D.A. Davidson.

 John Rogers - D.A. Davidson & Co. - Analyst

 Steve, I guess if we could just go back to the revenue outlook a second. This 20% decline in the business that you're talking about 12 months into September to calendar 2013. Was that in their plan, or did you look at this business and say, there's just things that we're going to consolidate out of here, or close down or whatever?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 John, that's not the way we thought about the business and certainly not the way, I don't believe -- they can speak for themselves -- the way they thought about the business. They have certainly had great success in securing stimulus projects. Quite honestly, their stimulus run rate is in excess of our own, so it's larger percentage of their business, as it's smaller than what we had. What we're trying to do is go into the acquisition with the right set of expectations that says we know that the stimulus as a direct identified catalyst will be coming out of the business.

Now, there are certainly catalysts for growth in their business. They have a pretty robust business-planning process with their folks. Their folks are incented. They will always be looking for growth opportunities, and we're excited to help them take advantage of those post-closing. But we wanted to make sure that we had a reasonable expectation for next year, given that that stimulus was coming out of the business.

 John Rogers - D.A. Davidson & Co. - Analyst

 It sounds conservative, given you're talking about 1% to 2% organic growth in your business?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Once again John, if you think about our business, our stimulus as a percentage was significantly -- is significantly less. We have more exposure to wireless, which is a growth opportunity for us. We also have a greater exposure to AT&T directly. That being said, they certainly have some opportunities in their business that we had not identified. That's part of the benefit of this deal is to put two entrepreneurial management teams together, looking for more opportunity. We think we'll be able to find it.

The deal makes sense financially for our shareholders, on a reasonable set of expectations, given the magnitude of the transaction and the amount of integration. It just doesn't make sense to be aggressive when 2014's coming, with AT&T and housing, and a recovery in the economy and some other indirect effects that we think AT&T will generate, just not a point to get ahead of ourselves. If you're right, we'll be very pleased and so will our shareholders.

 John Rogers - D.A. Davidson & Co. - Analyst

 The other thing I was wondering, on a pro forma basis, you gave us this chart, the $1.7-billion combined revenue. How much of that -- and I realize people define this a little bit differently -- is wireline versus wireless?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Well, I think of couple of things to keep in mind, at least the way we think about it -- if you look at it wireless, my guess is the number pro forma is about $90 million to $100 million. That's a guess, but that's reasonable on a trailing basis. Our business is growing in wireless, their businesses is growing in wireless. It will grow as a percentage going forward. If you look at the wireline piece of the business, we think about the cable companies as wireline suppliers, but driven by different dynamics than -- or at a peer point in time, different dynamics than the phone companies. I understand that the perceived wisdom on the street is that wireline is not an area where people will be expected to invest. Of course, 12 days ago, somebody decided to spend $6 billion on it, over $6.5 billion in the next three years. Sometimes, the conventional view on these things can prove to be not always accurate.

 John Rogers - D.A. Davidson & Co. - Analyst

 Then last Steve or Drew, the $275 million, how much of that is intangibles versus hard assets?

 Drew DeFerrari - Dycom Industries Inc - SVP and CFO

 Sure John, then this is preliminary, because as we work through it and then at closing date as well, which will dictate where the ending balance sheet ends up. We're thinking around $160 million of intangible assets, split between amortizing intangibles and goodwill.

 John Rogers - D.A. Davidson & Co. - Analyst

 Sorry lastly, the December 31 closing, you are pretty comfortable with that?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 John, what we said is we expect to close no later than the 31st. There are a number of minor customary closing conditions that we're going to work through expeditiously. As we said, the primary issue of concern is not a concern, because we've cleared Hart-Scott. We're going to work through these things with a plan, and as soon as it's -- as soon as those plans are completed, we'll close.

 John Rogers - D.A. Davidson & Co. - Analyst

 Right. Thank you very much.

Operator

 Christian Schwab, Craig-Hallum Capital Group.

 Christian Schwab - Craig-Hallum Capital Group - Analyst

 Great. Congratulations on the deal. As you look at that $400 million to $450 million, Steve, what percentage of that, roughly, do you believe is under long-term contract?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 We haven't broken that out in the way that we traditionally have done it. We're still sorting through that. My guess is that there's a good half of that or little bit better that we would consider master contracts. It may be a little bit more. We've had a lot of work to do here, Christian, in the last three, four weeks, but I think that's a good sense of where it is.

 Christian Schwab - Craig-Hallum Capital Group - Analyst

 Great. No other questions. Thank you.

Operator

 Alex Rigiel, FBR.

 Alex Rigiel - FBR Capital Markets - Analyst

 I've got a lot of questions, but let me just start with one or two here. What was the wireless contribution in the fiscal first quarter to your business?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 I don't have that broken out, but I think it's about $17 to $18 million, something like that.

 Alex Rigiel - FBR Capital Markets - Analyst

 I got to come back to John's question with regards to the baseline guidance of $400 to $450 million. Is that baseline the trailing 12-month baseline, or is that the forecasted baseline?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 We work through a forecast. We've got a set of projections by business unit, the way we normally do in our planning process. Remember, that's also calendar, right? That's for calendar 2013, because that's the way they have put it together, or in the way we evaluated the business.

 Alex Rigiel - FBR Capital Markets - Analyst

 Does that $400 million to $450 million include any revenue from stimulus projects? If not, can you quantify what that could be in 2013?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 There are some minor amounts of stimulus projects, then there may be additional. We are still seeing limited opportunities ourselves, and I'm sure they are also with projects, particularly ones that are in the northern climates, where the spring season is when they'll kick off. There are some in there, but not a significant amount.

 Alex Rigiel - FBR Capital Markets - Analyst

 Is your backlog methodology any different than their backlog methodology, of which they had $349 million of backlog in their telecom business at the end of the third quarter?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Alex, once again the segment doesn't necessarily correlate identically to what we're acquiring. We're comfortable with our forecast, based on our backlog methodology. We quite honestly didn't do a whole lot of debits and credits to try to figure out exactly what their methodology indicated.

 Alex Rigiel - FBR Capital Markets - Analyst

 I am sure you and your Board did a lot of work on evaluating how exactly to spend $275 million, whether or not you make an acquisition or you continue with your buy-back program. Clearly, your Board's been motivated to buy back a lot of stock. What were the two or three primary reasons to make the acquisition, rather than accelerate a more aggressive buy-back program?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Well, I think every strategy has a season and an opportunity, right? We saw the opportunity to buy back shares when they were under-valued, reduce the outstanding stock, outstanding shares. In this particular case, as we said earlier, this is a group of businesses that have well-established industry reputations, management teams where founding management is still actively involved in the business. We see the opportunity to grow the footprint in front of what we see are improving opportunities.

Then, like any other deal, it's got to make financial sense. Given the cost of debt right now, and given the ability to acquire new cash flows with that cost of debt, particularly when we can de-lever relatively quickly over the intermediate term, it just makes all kinds of financial sense. It clearly has a -- at least as we've modeled it with some reasonable assumptions, it has a return that clears our weighted average cost of capital by a nice margin. Ultimately, that's what we're supposed to do.

 Alex Rigiel - FBR Capital Markets - Analyst

 Very helpful. I'll get back in the queue.

Operator

 Noelle Dilts, Stifel Nicholas.

 Noelle Dilts - Stifel Nicolaus - Analyst

 First of all, I mean, I hate to hound you again on the guidance, but --on the revenue guidance for the acquired operations. I'm just looking back at Quanta's third-quarter conference call transcript. They say specifically that they expect broadband stimulus projects to continue through the rest of calendar 2012 and well into 2013. What you think is driving the differential you guys are seeing in terms of that kind of -- I think the low end assumes that falls to zero in 2013, versus what Quanta is saying here?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Noelle, quite honestly, we didn't spend a whole lot of time thinking about it from their perspective. There are clearly opportunities that can make this number better. When I look at cash EPS accretion north of $0.30, and attractive structuring, and a good set of businesses, we are not incented to sit there and create a forecast that's overly aggressive, particularly in a year where we're going to be integrating eight business units. There's going to be a lot to do. We're going to be a much better and stronger combined Company when we do that. To be aggressive on the forecasts just doesn't make sense to us.

 Noelle Dilts - Stifel Nicolaus - Analyst

 Okay. Looking at your core business, your guidance for fiscal 2013 -- you say in your guidance that you're looking for margin guidance consistent with what you said at the fiscal fourth quarter. I think that implies pretty much flattish operating margins year over year. You've started the year off with some nice margin improvement in the first quarter, you're guiding to some margin extension in the second quarter. Can you just comment on maybe this implied year-over-year margin decline in the back half as again, conservative, or if there's something else that your expecting to decline?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 We would like to continue to out-perform re-based expectations, okay? I think that's it. I think we have to see what next year brings. I mean, clearly we've got to -- not to trot out the fiscal cliff -- but there are some uncertainties in the macro-economy that we need to see ourselves work through. Once again, to get aggressive just doesn't make sense to us, to where the business is, is in a good place, throwing off lots of cash, able to do significant things like expand the footprint through this acquisition, and do it off of a reduced share count that we got to without increasing the risk on the overall business.

There are some uncertainties in the wide world. If those were to dissipate, and housing were to pick up, and we had more customer announcements analogous to AT&T as people sorted through their reactions to that announcement, then we'd be more constructive. But there's just no point to get ahead of ourselves right now.

 Noelle Dilts - Stifel Nicolaus - Analyst

 Okay. Could you just comment on -- over the long-term, and I'm sorry if I missed this earlier, what you're looking at in terms of your target capital structure, whether you're looking of that from a debt-to-cap perspective, or debt-to-trailing-12-month EBITDA?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 I think we've been comfortable at two times leverage. We think we can get there relatively quickly in the intermediate term. While we like the cost of the debt, we also recognize leverage to cap, so we're going to manage that prudently. We're going to continue to do a good job at reducing working capital and being prudent around our capital investments.

 Noelle Dilts - Stifel Nicolaus - Analyst

 Okay. Thank you. I appreciate it.

Operator

 Richard Paget.

 Richard Paget - Imperial Capital - Analyst

 Real quick, with the different geographies, is there any difference in seasonality with the acquired business?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 I think historically, if you just look at the segment results, and once again to remind you, it doesn't necessarily correlate exactly to what we're acquiring, their calendar March quarter is somewhat weaker because they do have a significant and very able business up in the upper midwest that does have more pronounced seasonal effects. They also have a pretty good presence on the west coast and in Arizona, where you have less seasonally effects. I think generally, if you go back and look at their quarterly results, their March quarter is probably the most seasonally impacted. My guess is it's going to be similar to our structure when we restate the calendar that December, January, and in their case maybe February is a little more impacted than ours is.

 Richard Paget - Imperial Capital - Analyst

 Thanks. That's all I got.

Operator

 Alex Rigiel.

 Alex Rigiel - FBR Capital Markets - Analyst

 Steve, drilling down on the fiscal first quarter, the contribution from the wireless segment -- it seems to be very disappointing relative to maybe where we could have been when we look back, nine, 12 months ago, when you signed the agreement with AT&T to ramp up work on their wireless contract. What has changed in the last six months that's caused maybe AT&T wireless to ramp a lot slower than what you had anticipated? When we look out over the next 12 months, can we get back to the original plan with that customer, or has something fundamentally changed?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 There's nothing that's fundamentally change. It's a big contract. It's a big customer. We're very pleased with how it's performing. We understand our customer is generally pleased with how we're performing. It accelerated through the quarter. We continue to see, with some seasonality, that continuing in this quarter. It just -- it's a good contract, and we're pleased with it.

 Alex Rigiel - FBR Capital Markets - Analyst

 What do you see the margin profile of that wireless business looking like?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 It's attractive. It is attractive to our core margins.

Operator

 John Rogers.

 John Rogers - D.A. Davidson & Co. - Analyst

 Steve, just on the storm restoration work that you have noted $9 million in the current quarter. Is that essentially all just Sandy-related work?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Yes John, that's all Sandy. It had some impact on the core business. We provide a fair amount of cable services in New York City, as well as New Jersey. It's not all incremental, because there's been some offset. The storm has not all been incremental, because of the offset to those businesses. Gasoline's available, work's getting -- we're back to business as usual, in large part, on our core business, and there's still some storm restoration we're completing.

 John Rogers - D.A. Davidson & Co. - Analyst

 Okay. I forget my notes, but modest organic growth -- that does incorporate the loss?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Yes, that is correct.

 John Rogers - D.A. Davidson & Co. - Analyst

 Just wanted to make --

 Steven Nielsen - Dycom Industries Inc - President and CEO

 That is correct.

 John Rogers - D.A. Davidson & Co. - Analyst

 Okay. Any idea, again, how significant that was?

 Steven Nielsen - Dycom Industries Inc - President and CEO

 It's $1 million or $2 million, John. It just was not a helpful situation.

 John Rogers - D.A. Davidson & Co. - Analyst

 Sure. Okay, but I just--

 Steven Nielsen - Dycom Industries Inc - President and CEO

 Our employees have done a great job. That kind of restoration work, in those conditions, particularly when it's cold, is not fun, particularly for those people who are residents in the area. For those employees that live there, it's been a tough time. We really appreciate all that they've done for their customers.

 John Rogers - D.A. Davidson & Co. - Analyst

 Thank you.

Operator

 We have no additional questions in queue.

 Steven Nielsen - Dycom Industries Inc - President and CEO

 All right. Well, we appreciate everybody dialing in for this call. We look forward to speaking to you again the end of February on our second quarter. Thank you.

Operator

 Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.